[LETTERHEAD OF ANNESS GERLACH & WILLIAMS]

February 9, 2005

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:  First Niles Financial, Inc. - File No. 0-24849

Dear Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K of First Niles Financial, Inc. dated February 7, 2005, and agree with the statements contained therein.

Very truly yours,

/s/ Anness, Gerlach & Williams

ANNESS, GERLACH & WILLIAMS

G.C. Williams

GCW/mhj